Exhibit 10.12(b)

                              M.D.C. HOLDINGS, INC.

                                 AMENDMENT NO. 1
                        EXECUTIVE OPTION PURCHASE PROGRAM


         Pursuant to Section 16 the M.D.C. Holdings, Inc. Executive Option Purchase Program (the "Program"), the Board of Directors of M.D.C. Holdings, Inc. hereby amends the Program as set forth in this Amendment No. 1 (the "Amendment"). All capitalized Terms defined in the Program shall have the same meanings in this Amendment as they have in the Program. Except as amended hereby, all terms and provisions of the Program shall remain in full force and effect.

         1. Loan Participants. Section 3 of the Program is amended to read as follows:

                  The Loan Participants shall be Larry A. Mizel, David D. Mandarich, Paris G. Reece III and Michael Touff.

         2. Limitations. Section 8 of the Program is hereby amended to read as follows:

                  The aggregate amount of Loans which may be made to each of Messrs. Mizel and Mandarich shall be $1,000,000 and to each of Messrs. Reece and Touff shall be $300,000. The maximum amount of such Loans available under the Program shall not be reduced by operation of Section 12 of the Program (or the provisions of any Promissory Notes evidencing such Loans executed after the effective date of the Amendment) which requires repayment of 10% of the outstanding principal amount of each Loan made pursuant to the Program on April 1 of each year during the term of such Loans. Notwithstanding the preceding sentence, no additional amounts may be borrowed pursuant to the Program in connection with options exercised prior to the effective date of this Amendment.

         3.       Effective Date.

                  This Amendment is effective as of November 4, 1997, except that Michael Touff's participation in the Program shall commence on December 1, 1997.